Free Writing Prospectus (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated August 31, 2010)	Filed Pursuant to Rule 433 Registration No. 333-169119 February 4, 2011

$ Capped Market Plus Notes due February 23, 2012 Linked to the Performance of the Turkish Lira Relative to the U.S. Dollar Global Medium-Term Notes, Series A

General

•	Senior unsecured obligations of Barclays Bank PLC maturing February 23, 2012†.

•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.

•	The Notes are expected to price on or about February 11, 2011†† (the “pricing date”) and are expected to issue on or about February 16, 2011†† (the “issue date”).

Key Terms	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Reference Asset:	The Turkish lira per U.S. dollar exchange rate (the “USDTRY exchange rate”), which will be determined by the Calculation Agent with reference to the Turkish lira per Euro rate which appears on Reuters screen “ECB37” to the right of the caption “TRY” at approximately 2:15 p.m., Frankfurt time, on the relevant date divided by the U.S. dollar per Euro rate which appears on Reuters screen “ECB37” to the right of the caption "USD" at approximately 2:15 p.m., Frankfurt time, on the relevant date.

Maximum Return:	15.00%

Contingent Minimum Return:	13.00%

Barrier Level:	115.00% of the Initial Rate

Payment at Maturity:

If the USDTRY exchange rate is less than or equal to the barrier level on each day during the Observation Period, you will receive at maturity a cash payment equal to the principal amount of your Notes plus the product of (i) 100% of your principal amount and (ii) the greater of (a) the Contingent Minimum Return and (b) the Reference Asset Return, subject to the maximum return. For example, if the Reference Asset Return is 15.00% or more, you will receive the maximum return on the Notes of 15.00%, which entitles you to the maximum payment of $1,150.00 for every $1,000 principal amount Note that you hold. Accordingly, if the USDTRY exchange rate is less than or equal the barrier level on each day during the Observation Period, your payment per $1,000 principal amount Note will be calculated as follows, subject to the maximum return:

$1,000 + [$1,000 × the greater of (a) Contingent Minimum Return and (b) Reference Asset Return]

If the USDTRY exchange rate is greater than the barrier level on any day during the Observation Period, you will receive at maturity a cash payment equal to the principal amount of your Notes plus the product of (i) 100% of your principal amount and (ii) the Reference Asset Return, subject to the maximum return. For example, if the Reference Asset Return is 15.00% or more, you will receive the maximum return on the Notes of 15.00%, which entitles you to the maximum payment of $1,150.00 for every $1,000 principal amount Note that you hold. Accordingly, if the USDTRY exchange rate is greater than the barrier level on any day during the Observation Period, your payment per $1,000 principal amount Note will be calculated as follows, subject to the maximum return:

$1,000 + [$1,000 × Reference Asset Return]

You may lose some or all of your principal if you invest in the Notes. If the USDTRY exchange rate is greater than the barrier level on any day during the Observation Period, your Notes will be fully exposed to any negative Reference Asset Return and you may lose some or all of your investment at maturity.

Reference Asset Return:	The performance of the reference asset from the Initial Rate to the Final Rate, calculated as follows: Initial Rate – Final Rate Initial Rate

Initial Rate:	[—], which is the USDTRY exchange rate on the pricing date, determined as described under “Reference Asset” above.

Final Rate:	The USDTRY exchange rate on the final valuation date, determined as described under “Reference Asset” above.

Observation Period:	Each Scheduled Trading Day between the pricing date to the final valuation date, inclusive; provided, however, if a Market Disruption Event (as described under “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” in the prospectus supplement) occurs or is continuing with respect to the reference asset on a Scheduled Trading Day from and including the pricing date to but excluding the final valuation date, the USDTRY exchange rate on such disrupted day will be disregarded for purposes of determining whether the barrier level has been breached. If a Market Disruption Event occurs or is continuing on the final valuation date, the Calculation Agent may determine the USDTRY exchange rate pursuant to the provisions described under “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” in the prospectus supplement. The USDTRY exchange rate determined by the Calculation Agent may be above the barrier level, and as a result, your Notes will be fully exposed to any negative Reference Asset Return and you may lose some or all of your investment at maturity.

Final Valuation Date:	February 17, 2012†

Maturity Date:	February 23, 2012†

Calculation Agent:	Barclays Bank PLC

Scheduled Trading Day:	Any day on which (1) the applicable currency exchange rate is reported on the relevant pricing source, and (2) trading is generally conducted in the interbank market, in each case as determined by the Calculation Agent in its sole discretion.

CUSIP/ISIN:	06738KAV3 and US06738KAV35

†

Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” in the prospectus supplement.

††	Expected. In the event we make any change to the expected pricing date and issue date, the final valuation date and maturity date will be changed so that the stated term of the Notes remains the same.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-6 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public[1]	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

[1]

The price to the public for any single purchase by an investor in certain trust accounts, who is not being charged the full selling concession or fee by other dealers of     %, is     %. The price to the public for all other purchases of Notes is 100%.

The Notes are not bank deposits and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. The Notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated August 31, 2010 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 relating to our Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns and examples set forth below assume an Initial Rate of 1.5944. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

FWP–2

		Barrier level was not breached[1]		Barrier level was breached[2]
Final Rate	Reference Asset Return	Payment at Maturity	Total Return on Notes	Payment at Maturity	Total Return on Notes
0.0000	100.00%	$1,150.00	15.00%	$1,150.00	15.00%
0.1594	90.00%	$1,150.00	15.00%	$1,150.00	15.00%
0.3189	80.00%	$1,150.00	15.00%	$1,150.00	15.00%
0.4783	70.00%	$1,150.00	15.00%	$1,150.00	15.00%
0.6378	60.00%	$1,150.00	15.00%	$1,150.00	15.00%
0.7972	50.00%	$1,150.00	15.00%	$1,150.00	15.00%
0.9566	40.00%	$1,150.00	15.00%	$1,150.00	15.00%
1.1161	30.00%	$1,150.00	15.00%	$1,150.00	15.00%
1.2755	20.00%	$1,150.00	15.00%	$1,150.00	15.00%
1.3552	15.00%	$1,150.00	15.00%	$1,150.00	15.00%
1.3712	14.00%	$1,140.00	14.00%	$1,140.00	14.00%
1.3871	13.00%	$1,130.00	13.00%	$1,130.00	13.00%
1.4350	10.00%	$1,130.00	13.00%	$1,100.00	10.00%
1.5147	5.00%	$1,130.00	13.00%	$1,050.00	5.00%
1.5545	2.50%	$1,130.00	13.00%	$1,025.00	2.50%
1.5944	0.00%	$1,130.00	13.00%	$1,000.00	0.00%
1.6741	-5.00%	$1,130.00	13.00%	$950.00	-5.00%
1.7538	-10.00%	$1,130.00	13.00%	$900.00	-10.00%
1.8336	-15.00%	$1,130.00	13.00%	$850.00	-15.00%
1.9133	-20.00%	N/A	N/A	$800.00	-20.00%
1.9930	-25.00%	N/A	N/A	$750.00	-25.00%
2.0727	-30.00%	N/A	N/A	$700.00	-30.00%
2.2322	-40.00%	N/A	N/A	$600.00	-40.00%
2.3916	-50.00%	N/A	N/A	$500.00	-50.00%
2.5510	-60.00%	N/A	N/A	$400.00	-60.00%
2.7105	-70.00%	N/A	N/A	$300.00	-70.00%
2.8699	-80.00%	N/A	N/A	$200.00	-80.00%
3.0294	-90.00%	N/A	N/A	$100.00	-90.00%
3.1888	-100.00%	N/A	N/A	$0.00	-100.00%

[1]	The barrier level will not be breached if the USDTRY exchange rate is less than or equal to the barrier level on each day during the Observation Period.
[2]	The barrier level will be breached if the USDTRY exchange rate is greater than the barrier level on any day during the Observation Period.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The USDTRY exchange rate was less than or equal to the barrier level on each day during the Observation Period, and the USDTRY exchange rate decreases from an Initial Rate of 1.5944 to a Final Rate of 1.3712, resulting in a Reference Asset Return of 14.00%.

Because the USDTRY exchange rate was less than or equal to the barrier level on each day during the Observation Period, and the Reference Asset Return of 14.00% is greater than the Contingent Minimum Return and less than the maximum return on the Notes, the investor receives a payment at maturity of $1,140.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

$1,000 + [$1,000 × 14.00%] = $1,140.00

The total return on the investment of the Notes is 14.00%.

FWP–3

Example 2: The USDTRY exchange rate was less than or equal to the barrier level on each day during the Observation Period, and the USDTRY exchange rate decreases from an Initial Rate of 1.5944 to a Final Rate of 0.9566, resulting in a Reference Asset Return of 40.00%.

Because the USDTRY exchange rate was less than or equal to the barrier level on each day during the Observation Period, and the Reference Asset Return of 40.00% is greater than the Contingent Minimum Return and greater than the maximum return on the Notes, the investor receives a payment at maturity of $1,150.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Maximum Return]

$1,000 + [$1,000 × 15.00%] = $1,150.00

The total return on the investment of the Notes is 15.00% and subject to the maximum return.

Example 3: The USDTRY exchange rate was less than or equal to the barrier level on each day during the Observation Period, and the USDTRY exchange rate increases from an Initial Rate of 1.5944 to a Final Rate of 1.6741, resulting in a Reference Asset Return of -5.00%.

Because the USDTRY exchange rate was less than or equal to the barrier level on each day during the Observation Period, and the Reference Asset Return of -5.00% is less than the Contingent Minimum Return, the investor receives a payment at maturity of $1,130.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Contingent Minimum Return]

$1,000 + [$1,000 × 13.00%] = $1,130.00

The total return of the investment of the Notes is 13.00%.

Example 4: The USDTRY exchange rate was greater than the barrier level on one or more days during the Observation Period, and the USDTRY exchange rate decreases from an Initial Rate of 1.5944 to a Final Rate of 1.5147, resulting in a Reference Asset Return of 5.00%.

Because the USDTRY exchange rate was greater than the barrier level on one or more days during the Observation Period, the investor receives a payment at maturity of $1,050.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

$1,000 + [$1,000 × 5.00%] = $1,050.00

The total return on the investment of the Notes is 5.00%.

Example 5: The USDTRY exchange rate was greater than the barrier level on one or more days during the Observation Period, and the USDTRY exchange rate increases from an Initial Rate of 1.5944 to a Final Rate of 2.2322, resulting in a Reference Asset Return of -40.00%.

Because the USDTRY exchange rate was greater than the barrier level on one or more days during the Observation Period, the investor receives a payment at maturity of $600.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

$1,000 + [$1,000 × -40.00%] = $600.00

The total return on the investment of the Notes is -40.00%.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The payment at maturity, the final valuation date, the maturity date, and the reference asset on each day during the Observation Period, including the final valuation date, are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates”; and

•

For a description of further adjustments that may affect the reference asset, see “Reference Assets—Currency Exchange Rates—Adjustments Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates”.

•

Appreciation Potential—The Notes provide the opportunity to enhance returns, to the extent the USDTRY exchange rate never exceeds the barrier level on any day during the Observation Period, by entitling you to a return equal to the greater of the Contingent Minimum Return and the Reference Asset Return, up to the maximum return of 15.00%, or $1,150.00 for every $1,000 principal amount Note.

FWP–4

•

Limited Protection Against Loss—Payment at maturity of the principal amount of the Notes is protected against a negative Reference Asset Return but only to the extent that the USDTRY exchange rate never exceeds the barrier level on any day during the Observation Period. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Selected Risk Considerations—Credit of Issuer” in this free writing prospectus.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements and modifies the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. To the extent that the discussion below is inconsistent with the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement, the discussion below supersedes the discussion in the prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Reference Asset. If your Notes are so treated, you should generally recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss will generally be exchange gain or loss. Unless you properly make the election described below, exchange gain or loss will generally be treated as U.S. source ordinary income or loss. If you are a noncorporate holder, you would generally be able to use an ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

We believe it would be reasonable to take the position that you are permitted to elect to treat the gain or loss that you recognize with respect to your Notes as capital gain or loss, which would generally be long-term capital gain or loss if you have held your Notes for more than one year. More specifically, a taxpayer may generally elect to treat the gain or loss from a “forward contract” or a “similar financial instrument” with respect to foreign currency as capital gain or loss. We believe that it would be reasonable to take the position that the Notes should be treated as a “similar financial instrument” to a forward contract for this purpose and that therefore a holder can make the election with respect to the Notes.

You may make the election described above by clearly identifying your Notes as subject to such election in your books and records on the date you acquire your Notes. You must further verify your election by attaching a statement to your income tax return which must (i) set forth a description and date of the election, (ii) state that the election was entered into before the close of the date that you acquired your Notes, (iii) describe any security for which this election was in effect on the date such security was exercised, sold or exchanged during the taxable year, (iv) state that your Notes were never part of a “straddle” as defined in Section 1092 of the Code and (v) state that all transactions subject to the election are included on the statement. Alternatively, you will be treated as having satisfied the election and verification requirements if you acquire, hold and dispose of your Notes in an account with an unrelated broker or dealer and the following requirements are met: (i) only transactions entered into on or after the date the account was established may be recorded in the account, (ii) transactions involving the Notes are entered into the account on the date the transactions are entered into and (iii) the broker or dealer provides you with a statement detailing the transactions conducted through the account and includes in such statement the following language: “Each transaction identified in this account is subject to the election set forth in section 988(a)(1)(B)”. Your election may not be effective if you do not comply with the election and verification requirements. You should consult your tax advisor about how this election might be made with respect to your Notes.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require U.S. taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds. Under these regulations, a U.S. holder that recognizes a loss with respect to the Notes that is attributable to changes in the spot exchange rate of a foreign currency will be required to report the loss on Internal Revenue Service Form 8886 if such loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult your tax advisor regarding any tax filing and reporting obligations—including any protective filings—that ought to be made in connection with any loss realized in connection with acquiring, owning and disposing of Notes.

FWP–5

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, the Internal Revenue Service could take the position that your Notes should not be treated as a “forward contract” or a “similar financial instrument” and therefore that the election described above is not available to a holder of the Notes. Accordingly, it is possible that any gain or loss you might recognize with respect to the Notes could be U.S. source ordinary income or loss even if you make the election described above.

In December 2007, the Internal Revenue Service issued Revenue Ruling 2008-1, which concluded that an instrument with a term of three years that was economically equivalent to a euro-denominated deposit—i.e., an instrument issued for 75 euros, promising market-rate interest in euros, and a return of 75 euros at maturity—should be treated as euro-denominated indebtedness notwithstanding that it is denominated in U.S. dollars (e.g., is issued and repaid for an amount in U.S. dollars that is equal to the current value of 75 euros). We do not believe the Notes are economically equivalent to deposits in Turkish lira, however, because (a) the Notes do not provide for accruals of interest, (b) the Notes provide for a Contingent Minimum Return if the Reference Asset is at or below the barrier level on each day during the Observation Period, and (c) the return on the Notes is subject to a cap. We therefore think the better view is that Revenue Ruling 2008-1 does not apply to the Notes. The intended ambit of this ruling is not clear, however, and the Internal Revenue Service could take the view that Revenue Ruling 2008-1 or the principles of Revenue Ruling 2008-1 should apply to your Notes. Under one such view, it is possible that your Notes could be treated as a debt instruments denominated in Turkish lira. If your Notes are so treated, it is possible that (i) you could be required to accrue interest with respect to the Notes on a current basis even though you will not receive any payments from us until maturity and (ii) some or all of the gain or loss that you might recognize with respect to the Notes could be ordinary gain or loss, even if you make the election described above.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations of your Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this free writing prospectus.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the reference asset. These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”; and

•

Risk Factors—Additional Risks Relating to Securities with Reference Assets that are Currencies, an Index Containing Currencies, Shares or Other Interests in an Exchange-Traded Fund Invested in Currencies or Based in Part on Currencies”.

FWP–6

In addition to the risks discussed under the headings above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the bullish performance of the Turkish lira relative to the U.S. dollar and will depend on whether, and the extent to which, the Reference Asset Return is positive or negative. If the USDTRY exchange rate exceeds the barrier level on any day during the Observation Period, your investment will be fully exposed to any negative Reference Asset Return and you may lose up to 100% of your initial investment

•

Your Maximum Gain on the Notes Is Limited to the Maximum Return—If the Final Rate decreases from the Initial Rate (meaning the Turkish lira strengthened relative to the U.S. dollar over the term of the Notes), for each $1,000 principal amount Note, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the positive performance of the Turkish lira relative to the U.S. dollar, which may be significant. We refer to this percentage as the maximum return, which is equal to 15.00%.

•	No Interest Payments—As a holder of the Notes, you will not receive interest payments.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. Additionally, the discussion of federal income taxes in this free writing prospectus provides that it would be reasonable to take the position that gain from the sale or maturity of the Notes will be long-term capital gain if the Notes are held for more than one year and you properly make the election described above. However, there is a risk that the Internal Revenue Service might assert that (i) your Notes should be treated as a non-forward executory contract over the Reference Asset and that (ii) the election described above is unavailable for such contracts, in which case the Internal Revenue Service may therefore treat such gain as ordinary income. You should carefully review the tax section in this free writing prospectus and consult your tax advisor with any questions.

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Emerging Markets Risk—An investment linked to emerging market currencies, which include the Turkish lira, involves many risks beyond those involved in an investment linked to the currencies of developed markets, including, but not limited to: economic, social, political, financial and military conditions in the emerging markets, including especially political uncertainty and financial instability; the increased likelihood of restrictions on export or currency conversion in the emerging markets; the greater potential for an inflationary environment in the emerging markets; the possibility of nationalization or confiscation of assets; the greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and less liquidity in emerging market currency markets than in those of developed markets. The currencies of emerging markets may be more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets. Moreover, the emerging market economies may differ favorably or unfavorably from developed market economies in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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Investing in the Notes is Not Equivalent to Investing Directly in the Turkish Lira—You may receive a lower payment at maturity than you would have received if you had invested directly in the reference currency. Additionally, the payment at maturity is based on the Reference Asset Return, which is based solely on the stated formula set forth above and not on any other formula that could be used to calculate currency returns.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the USDTRY exchange rate on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the USDTRY exchange rate;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally and in the markets of the Turkish lira and the U.S. dollar;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Historical Information

The following graph sets forth the historical performance of the reference asset from January 2, 2002 through February 3, 2011 (based on the daily, closing spot exchange rates from Bloomberg L.P.). On February 3, 2011, such closing spot exchange rate of USDTRY was 1.5944.

We obtained the information below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical prices of the reference asset should not be taken as an indication of future performance, and no assurance can be given as to the USDTRY exchange rate on any day during the Observation Period, including the final valuation date. We cannot give you assurance that the performance of the reference asset will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMorgan Securities LLC will act as placement agents for the Notes and will receive a fee from the Company that would not exceed $10.00 per $1,000 principal amount Note.

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